Exhibit 99.2

East West Bancorp, Inc. Corporate Office 135 N. Los Robles Ave., 7th Floor Pasadena, California 91101

FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw

President and Chief Operating Officer

(626) 768-6898

EAST WEST BANCORP, INC. APPOINTS IRENE H. OH

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Pasadena, CA – January 26, 2010 – East West Bancorp, Inc. (NASDAQ: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today announced the promotion of Irene H. Oh to Executive Vice President and Chief Financial Officer. Oh succeeds Thomas J. Tolda who held the position since April 2008 and resigned, effective today, for personal reasons.

Oh will be responsible for the Company’s finance, treasury, accounting, secondary marketing, and investor relations functions. She will report to Julia Gouw, President and Chief Operating Officer.

“Irene Oh has been an invaluable member of our senior management team with strong financial expertise and proven risk management skills,” said Dominic Ng, Chairman and Chief Executive Officer. “We look forward to working closely with Irene as we execute East West’s strategy and communicate our progress to our shareholders and the financial community,” continued Ng.

Julia Gouw stated, “Irene brings a wealth of experience to the CFO position and will perform an essential role in not only overseeing our financial and accounting functions, but also in the development and execution of our corporate growth strategies. She is critical to our M&A process and most recently led the due diligence and finalization of the assets and liabilities of United Commercial Bank acquired by East West in the November 2009 FDIC-assisted transaction.”

Oh joined the Company in 2005 and served as Senior Vice President and Director of Corporate Finance. A Certified Public Accountant, she began her financial career in 1999 with Deloitte & Touche in Los Angeles and spent two years with Goldman Sachs. Oh earned her Master of Accounting from the University of Southern California.

Ng concluded, “We thank Tom Tolda for his contributions to East West during one of the most challenging periods in the Bank’s history. He made a number of key contributions that enabled the Bank to stay ahead of the economic recovery curve and return to profitability in 2009. We wish Tom well in his future endeavors.”

About East West

East West Bancorp is a publicly owned company with $20.6 billion in assets and is traded on the NASDAQ Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is the third largest independent commercial bank headquartered in California with 135 branches worldwide; including 111 branches in California, eight branches in New York, five branches in Georgia, three branches in Massachusetts, two branches in Texas, and two branches in Washington. In Greater China, East West’s presence includes four full-service branches, including two in Hong Kong, one in Shanghai, and one in Shantou. The Bank also has representative offices in Beijing, Guangzhou, Shanghai and Shenzhen, China, and Taipei, Taiwan. For more information on East West Bancorp, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of borrowers to perform as required under the terms of their loans; effect of additional provisions for loan losses; effect of any goodwill impairment, the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.